UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 17, 2010 (February 12, 2010)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR RESTON, VIRGINIA		20910
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 12, 2010, Comstock Homebuilding Companies, Inc. (the “Company”) entered into a binding term sheet (“Loan Modification Agreement”) with Stonehenge Funding, LC (the “Subordinate Lender”), an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company providing for the modification of one certain senior unsecured note in the outstanding principal amount of approximately $9,000,000.00, plus accrued and unpaid interest, as more particularly described in that certain Amended and Restated Indenture between the Company and JP Morgan Ventures (“JPMV”) dated March 14, 2008 (the “JP Morgan Debt”) which was purchased by the Subordinate Lender on December 23, 2009. The purchase of the JP Morgan Debt also resulted in the transfer to the Subordinate Lender of a warrant previously issued to JPMV for the purchase of one million five hundred thousand (1,500,000) shares of the Company’s Class A Common Stock (the “JP Morgan Warrant”). Gregory Benson, the Company’s Chief Operating Officer and a member of the Company’s Board of Directors, subsequently purchased a participation interest in the JP Morgan Debt and the JP Morgan Warrant from the Subordinate Lender.

Under the terms of the Loan Modification Agreement, Stonehenge agreed to forgive $4,500,000 of the principal balance of the JP Morgan Debt due from the Company; reducing the principal balance by 50% to $4,500,000; and to forgive all past due interest, late fees and penalties accruing through the date of the Loan Modification Agreement (“Interest and Loan Fees”). The Interest and Loan Fees as of December 31, 2009 approximated $874,800. The Loan Modification Agreement further provides that effective January 1, 2010, the interest rate will be reduced by approximately fifty percent (50%) to 300 basis points above the 1 year LIBOR on a floating basis and that all cash interest payments due from the Company to the Subordinate Lender under the JP Morgan Debt will now be deferred and allowed to accrue until 90 days after all restrictions imposed upon the Subordinate Lender by two separate Subordination and Standstill Agreements (individually a “Subordination Agreement” and collectively the “Subordination Agreements”) for the benefit of the Company, and its secured lenders, Key Bank, N.A. and Guggenheim Corporate Funding (“Secured Lenders”) have expired. The Subordinate Lender may, on a quarterly basis, elect to accept stock of the Company (or warrants for the purchase thereof) with a cumulative value equal to the value of the scheduled interest payment rather than allowing such scheduled payment of interest to continue to accrue. The Subordinate Lender has also agreed to eliminate or forbear upon the enforcement of all financial covenant violations contained in the JP Morgan Debt. The maturity date of the JP Morgan Debt remains unchanged at March 14, 2013, provided however, if the restrictions imposed upon the Subordinate Lender by the Secured Lenders remain in effect at the maturity date, the Company shall be entitled to two six month extensions in exchange for the payment of Company stock (or warrants for the purchase thereof) with a net cumulative value equal to 9% of the then outstanding balance due Subordinate Lender under the JP Morgan Note, payable at the time the Company elects to exercise its right to an extension. The negotiations regarding the Loan Modification Agreement were handled by the independent members of the Board of Directors of the Company.

Additional details related to the JP Morgan Debt were previously reported by the Company on Form 8-K filed December 30, 2009 as amended on Form 8-K/A filed on January 5, 2010.

On February 17, 2010 the Company issued a press release regarding the Loan Modification Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated February 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente,
Chief Executive Officer